UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	April 20, 2009

La Jolla Pharmaceutical Company
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	0-24274	33-0361285
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

6455 Nancy Ridge Drive, San Diego, California		92121
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	(858) 452-6600

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 2.05 Costs Associated with Exit or Disposal Activities.

As previously announced, La Jolla Pharmaceutical Company (the "Company") ceased the development of Riquent following a determination in February 2009 that the continuation of the ASPEN clinical trial would be futile. As a result of the decision to abandon the Riquent program, and in an effort to cut ongoing operating expenses, the Company terminated approximately 75 employees on April 20, 2009. Following this reduction in force and the termination of Riquent development activities, the Company is focusing its efforts on maximizing the value of its remaining assets, including its SSAO program, and is considering strategic transactions. As a result of the reduction in force, the Company expects to record a one-time charge of approximately $1.2 million in the quarter ending June 30, 2009.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

In connection with the Company’s efforts to reduce ongoing operating expenses, as described above in Item 2.05, the employment of the following executives of the Company was terminated as of April 20, 2009: Niv E. Caviar, Executive Vice President, Chief Business & Financial Officer; Michael J.B. Tansey, M.D., Ph.D., Executive Vice President, Chief Medical Officer; and Josefina T. Elchico, Vice President, Quality Operations.

Following the departure of Mr. Caviar, Gail A. Sloan, Vice President of Finance, will serve as the Company’s principal financial officer and will continue to serve as the Company’s principal accounting officer.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

La Jolla Pharmaceutical Company

April 24, 2009	By:	Gail A. Sloan

Name: Gail A. Sloan
Title: Vice President of Finance and Secretary